Exhibit 99.1
Marine Petroleum Trust
News Release
MARINE PETROLEUM TRUST
ANNOUNCES THIRD QUARTER CASH DISTRIBUTION
     DALLAS, Texas, August 20, 2010 — Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.374810 per unit, payable on September 28, 2010, to unitholders of record on August 31, 2010. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marinepetroleumtrust.com/.
     This distribution of $0.374810 per unit is slightly lower than the $0.376013 per unit distributed last quarter and is 52.4% higher than the $0.246003 per unit distributed in the comparable quarter in 2009. The volume of oil produced and included in the current distribution has shown an increase over the volume produced and included in the distribution in the comparable quarter in 2009, while the volume of natural gas produced and included in the current distribution has shown a decrease over the volume produced and included in the distribution in the comparable quarter in 2009. However, prices of both oil and natural gas have shown an increase in the price realized as compared to the comparable quarter in 2009.
     The table below presents the volumes and prices affecting the amount of the distributions for the past five quarterly distributions.

Record Date	Oil Volume	Gas Volume	Oil Price	Natural Gas Price
	(mcf)	(bbl)	(bbl)	(mcf)
August 31, 2009	4,929	68,428	$47.34	$5.18
November 31, 2009	5,864	68,865	$63.04	$4.44
February 26, 2010	6,169	73,602	$69.85	$3.69
May 28, 2010	6,210	60,167	$77.10	$5.58
August 31, 2010	5,743	54,728	$79.78	$5.85

     On April 20, 2010, a deepwater drilling rig exploded and sank in the Gulf of Mexico, which resulted in loss of life and a substantial oil spill. Marine does not receive royalties from the well. To date, Marine has not been directly impacted by the loss of the well or its aftermath. However, how Marine may be affected by this incident in the future, including any new or additional regulations that may be adopted in response to the incident that affect wells from which Marine receives royalties, are unknown at this time.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free — 1.800.985.0794